Exhibit 99.1
For Immediate Release
Starwood Announces Cash Tender Offer for Outstanding Notes
White Plains, NY — November 5, 2009 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT), today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase up to $300,000,000 aggregate principal amount (subject to increase by Starwood, the “Aggregate Maximum Tender Amount”) of its 7 1/8% Senior Notes due 2012 (CUSIP No. 85590AAD6/85590AAC8) (the “2012 Notes”) and 6 1/4% Senior Notes due 2013 (CUSIP No. 85590AAK0) (the “2013 Notes” and, together with the 2012 Notes, the “Notes”) subject to the Maximum Tender Amount for each series of Securities set forth in the table below. The terms and conditions of the Tender Offer are described in an offer to purchase, dated November 5, 2009 (the “Offer to Purchase”), and a related Letter of Transmittal. Starwood also announced today that it has launched a concurrent public offering of new senior notes, the proceeds from which will be used to purchase all Notes validly tendered and accepted for purchase in the Tender Offer.
     The following table summarizes the material pricing terms of the Tender Offer:

			Dollars per $1,000 Principal
			Amount of Securities
		Aggregate
		Principal		Early
	CUSIP	Amount	Tender Offer	Tender	Total	Maximum
Title of Security	Number	Outstanding	Consideration	Premium	Consideration	Tender Amount
71/% Senior Notes due 2012	85590AAD6/85590AAC8	$800,000,000	$1,030	$30	$1,060	$200,000,000
6 1/4% Senior Notes due 2013	85590AAK0	$600,000,000	$990	$30	$1,020	$100,000,000
The Tender Offer will expire at 12:00 midnight, New York City time, on December 4, 2009, unless extended or earlier terminated (the “Expiration Date”). The consideration for each $1,000 principal amount of each series of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be the applicable consideration for such series of Notes set forth in the table above (with respect to each series, the “Tender Offer Consideration”). Holders of Notes who validly tender (and do not withdraw) their Notes at or prior to 5:00 p.m., New York City time, on November 19, 2009 (the “Early Tender Date”) and whose Notes are accepted for purchase pursuant to the Tender Offer will receive the Tender Offer Consideration for such series, plus the applicable early tender premium set forth in the table above (the “Early Tender Premium” and, together with the Tender Offer Consideration, the “Total Consideration”). Holders of Notes tendering their Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.
All Notes validly tendered and accepted for purchase pursuant to the Tender Offer will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as such term is defined in the Offer to Purchase).

Tendered Notes may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on November 19, 2009, unless extended by Starwood (the “Withdrawal Deadline”). Holders of Notes who tender their Notes after the Withdrawal Date, but on or prior to the Expiration Date, may not withdraw their tendered Notes.
The consummation of the Tender Offer is not conditioned upon any minimum amount of Notes being tendered, but is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including, among others, Starwood receiving funds from an underwritten public offering of new debt securities sufficient to purchase all Notes validly tendered (and not validly withdrawn) and accepted for purchase by the Company and pay all fees and expenses in connection with the underwritten offering and the Tender Offer.
Citigroup Global Markets Inc., BofA Merrill Lynch, Barclays Capital, Deutsche Bank Securities and J.P. Morgan are the dealer managers of the tender offer. Global Bondholder Services Corporation has been retained to serve as both the depositary and the information agent for the tender offer. Persons with questions regarding the tender offer should contact Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (collect) (212) 723-6106 or BofA Merrill Lynch at (toll-free) (888) 292-0700 or (collect) (980) 388-4603. Requests for copies of the Offer to Purchase, related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation at (toll-free) (866) 470-4300 or (collect) (212) 430-3774.
None of Starwood or its affiliates, its board of directors, the dealer manager, the depositary, the information agent or the trustee for the Notes, makes any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes or any other securities, nor shall there be any sale of the senior notes or any other securities in any state in which such offer, solicitation or sale would be unlawful. The tender offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal. The tender offer is not being made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of Starwood by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
About Starwood Hotels & Resorts Worldwide, Inc.®
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 960 properties in 97 countries and approximately 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien®, and the recently announced AloftSM and ElementSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Forward Looking Statements
This communication contains forward-looking statements relating to the terms and timing of the tender offer, the expected source of funding for the tender offer and Starwood’s ability to implement its strategic and business initiatives. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Additional risks and factors are identified in Starwood’s filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the quarter ended March 31, 2009, which are available on the SEC’s website at http://www.sec.gov. Starwood undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Contact
Jason Koval
Vice President, Investor Relations
914-640-8165
** Please contact Starwood’s new, toll-free media hotline at (866) 4-STAR-PR
(866-478-2777) for photography or additional information.**

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